PROSPECTUS SUPPLEMENT NO. 9 (to Prospectus dated April 12, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278566

6,974,248 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 12, 2024 (as supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-278566), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. This prospectus relates to the offer and resale from time to time of up to 6,974,248 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Lexeo Therapeutics, Inc., a Delaware corporation (the “Company”), by the selling stockholders identified in this prospectus, including their transferees, pledgees or donees or their respective successors (the “Selling Stockholders”). The Shares consist of (i) 6,278,905 shares which were issued and sold to the Selling Stockholders on March 13, 2024 (the “Closing Date”) in a private placement (the “Private Placement”) pursuant to a common stock purchase agreement among us and such Selling Stockholders dated March 11, 2024 (the “Purchase Agreement”) and (ii) 695,343 shares of Common Stock held by the Selling Stockholders as of March 11, 2024. Concurrently with the Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Stockholders, and we are registering the Shares being offered hereunder pursuant to such registration rights agreement on behalf of the Selling Stockholders, to be offered and sold by them from time to time.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “LXEO”. On October 8, 2024, the last quoted sale price for our Common Stock as reported on Nasdaq was $8.75 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus supplement dated October 9, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 09, 2024

Lexeo Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41855	85-4012572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue South, Floor 6
New York, New York		10010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 547-9879

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LXEO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 9, 2024, Lexeo Therapeutics, Inc. (the “Company”) posted on its website an updated corporate presentation (the “Corporate Presentation”), noting the Company expects to share Cohort 1 data from LX2020 for the treatment of PKP2-ACM in the late first quarter or the early second quarter of 2025 and that the Company plans to present data from LX1001 for the treatment of APOE4-associated Alzheimer’s disease at the Clinical Trials on Alzheimer’s Disease conference in October 2024. The Corporate Presentation will be used from time to time in meetings with investors and analysts. A copy of the Corporate Presentation is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Cautionary Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements regarding the business of the Company that are not a description of historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s expected plans with respect to clinical trials of the Company’s gene therapy candidates and the timing for announcement of data from such trials. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, expectations regarding the initiation, progress, and expected results of the Company’s preclinical studies, clinical trials and research and development programs, the unpredictable relationship between preclinical study results and clinical study results, delays in submission of regulatory filings or failure to receive regulatory approval and liquidity and capital resources. Additional risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and subsequent future filings the Company may make with the Securities and Exchange Commission from time to time that are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements which are current only as of the date hereof. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Corporate Presentation, dated October 9, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexeo Therapeutics, Inc.

Date:	October 9, 2024	By:	/s/ R. Nolan Townsend
R. Nolan Townsend, Chief Executive Officer